Registration No. 2-69458

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
_________________________________________________________________

Post-Effective Amendment No. 331
FORM S-20

Registration Statement Under
The Securities Act of 1933
_________________________________________________________________

CANADIAN DERIVATIVES CLEARING CORPORATION
(Exact name of registrant as specified in its charter)

800 Victoria Square
P.O. Box 61
Montréal, Quebec  H4Z 1A9
(514) 871-2424
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Glenn Goucher
President and Chief Clearing Officer
Canadian Derivatives Clearing Corporation
800 Victoria Square
P.O. Box 61
Montréal, Quebec  H4Z 1A9
(514) 871-7870
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copy to:
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota  55402
Attention:  Jonathan Van Horn
(612) 340-2600

This Post-Effective Amendment No. 33 shall become effective on such date as the Securities and Exchange Commission shall determine in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

1 Pursuant to Rule 401(e) this Post-Effective Amendment on Form S-20 amends the registrant’s Registration Statement on Form S-1.

PART I
PROSPECTUS	Registration No. 2-69458
CANADIAN DERIVATIVES CLEARING CORPORATION

Exchange Traded Put and Call Options

This prospectus pertains to put and call options (“Puts” and “Calls,” and, collectively, “Options”) that may be purchased or sold in transactions on Bourse de Montréal Inc. (the “Bourse”).

The Options covered by this prospectus are issued by Canadian Derivatives Clearing Corporation (the “Corporation”).  Each Option relates to a particular Underlying Interest (a security listed on a recognized Canadian securities exchange, a Canadian government bond or a Canadian stock index or sub-index).  These Options are not listed or traded on any securities exchanges in the United States, although certain of the Underlying Interests are traded on one or more U.S. exchanges.  Several U.S. exchanges are currently trading standardized options (“U.S. Options”) relating to foreign securities that are listed on U.S. exchanges, including certain securities of Canadian issuers who have securities listed on U.S. exchanges.  Certain U.S. Options relate to securities of Canadian issuers that are also Underlying Interests of the Options offered hereby.  Investors may consult their U.S. brokers to determine whether such U.S. Options are available.  The Options offered hereby and U.S. Options are not interchangeable and, although the terms and procedures applicable to the Options and to U.S. Options are similar, they are not identical in all respects.  There may be additional risks for U.S. investors that buy or sell Options as the result of trading in a foreign market in a foreign currency.

An options disclosure document entitled “The Characteristics and Risks of Listed Canadian Options” containing a description of the risks of options transactions is required to be furnished to option investors by their brokers.  Copies of the options disclosure document can also be obtained without charge from the Corporation upon request or via the Corporation’s internet web site at the address: http://www.cdcc.ca.  The financial statements and certain additional information included in Part II of the registration statement filed by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended, and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission’s internet website at the address: http://www.sec.gov.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BOTH THE PURCHASE AND WRITING OF OPTIONS MAY INVOLVE SPECULATIVE RISKS, WHICH ARE NOT SUITABLE FOR MANY INVESTORS.

The date of this Prospectus is April ___ , 2011.

Both the purchase and writing of Options involve a high degree of risk and are not suitable for many investors.  Such transactions should be entered into only by investors who have read and understand the options disclosure document, “The Characteristics and Risks of Listed Canadian Options”, and who understand the nature and extent of their rights and obligations and are aware of the risks involved.  In addition, U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws (see “Risks of Trading in Canadian Securities”).

No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Corporation or the Bourse.  This prospectus does not constitute an offer to sell Options in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer.  Options will only be sold in Florida by dealers registered with the Department of Banking and Finance.  The delivery of this prospectus does not imply that the information herein is correct as of any time subsequent to its date.

Notice to Florida Residents:  The Options were initially registered for sale to Florida residents on July 1, 1997 and are currently registered in Florida.

Notice to Nebraska Residents:  Options will only be sold in Nebraska by broker-dealers registered with the Nebraska Department of Banking and Finance.  In addition, as a condition to the Nebraska securities registration covering the Options, only the following Options may be sold to Nebraska residents pursuant to such registration:

(i)
Options on securities issued or guaranteed by Canada, any Canadian province, any political subdivision of any such province or any agency or corporate or other instrumentality of one or more of the foregoing;

(ii)
Options on securities that are listed on (or equal in seniority with or senior to securities that are listed on) the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and

(iii)      Index Options.

RISKS OF TRADING IN CANADIAN SECURITIES

The Corporation is incorporated under the laws of Canada and all of the Corporation’s assets are outside of the United States.  In addition, all of the Corporation’s directors and officers and the persons named as experts in this prospectus are residents of Canada.  Consequently, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them or the Corporation judgments of courts of the United States predicated upon civil liabilities under the United States securities laws.  There is substantial doubt as to the enforceability in Canada in original actions or in actions for enforcement of judgments of the United States courts for liabilities predicated solely upon such laws.

Although the Corporation, the Bourse and its members are subject to regulation by governmental authorities of various provinces of Canada, they are not subject to the regulatory jurisdiction of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “1934 Act”), except for certain members that may be subject to regulation under the 1934 Act by virtue of their activities conducted in the United States.  Therefore, although U.S. investors may be able to avail themselves of remedies under the 1934 Act as against their U.S. brokers, these remedies will generally not be available to U.S. investors as against the Corporation, the Bourse and most brokers in Canada.  Although certain remedies may be available to U.S. investors and U.S. brokers as against Canadian persons under applicable provisions of certain Canadian securities laws, including the Securities Act (Ontario), the Derivatives Act (Quebec) and the Securities Act (Quebec), it may be necessary to commence legal actions in Canadian courts in order to seek relief under these laws.  Further, where a Canadian broker has no direct relationship with a U.S. customer but simply acts as a correspondent of the customer’s U.S. broker, the U.S. customer may be unable to assert any rights directly against the Canadian broker.  However, U.S. brokers which do have a direct relationship with Canadian brokers may not suffer the same disability.  As a practical and legal matter, it may be difficult or impossible for U.S. investors or U.S. brokers to assert any rights under either U.S. or Canadian law as against Canadian persons involved in the handling of Options transactions.

Although the constitutions and rules of the Bourse are similar to the constitutions and rules of U.S. exchanges, there are differences.

THE CORPORATION

The Corporation serves as the issuer of every outstanding Option traded on the Bourse and bears the primary obligation to perform upon the exercise of an Option.  In addition, the Corporation acts as the clearing facility through which the settlement of Options transactions effected on the Bourse is made.

In addition to its role as a clearinghouse for exchange traded options on equities, bonds, stock indices and futures, the Corporation acts as a clearinghouse for exchange-traded futures listed on the Bourse and for over the counter equity options.

In December 2009, the Investment Industry Association of Canada chose the Corporation to develop the infrastructure for central counterparty services to the Canadian fixed income market.  The Corporation has adopted rules and policies for this purpose and will initially offer central counterparty clearing for repurchase transactions to the Canadian financial market participants.

All of the Corporation’s clearing activities are ultimately supported by the Clearing Fund to which all Clearing Members contribute.

The Corporation was incorporated under the laws of Canada on September 29, 1974 as “The Canadian Clearing Corporation For Options Limited”.  The Corporation was also known as “Trans Canada Options Inc.” before changing its name to its present name, Canadian Derivatives Clearing Corporation, in 1996.

The Corporation was formed for the purpose of acting as the issuer and primary obligor of, and as the clearing facility for transactions in, options traded on the Toronto Stock Exchange (“TSX”).  After acquiring The Montréal Options Clearing Corporation in 1977, the Corporation served as the issuer and primary obligor of, and as the clearing facility for, transactions in options traded on the Bourse, the TSX and the Vancouver Stock Exchange (“VSE”).

In 1999, the Alberta Stock Exchange (“ASE”), the Bourse, the TSX and the VSE agreed to a restructuring of the Canadian equities and derivatives markets in which the ASE and the VSE were combined to create a single junior equities market, all senior equities were transferred to the TSX and the Bourse became the exclusive Canadian exchange for exchange-traded derivative products, comprising any type of option and futures contracts, including options and futures on index participation units.  As part of this restructuring program, the shares in the Corporation held by the TSX were transferred to the Bourse, effective March 31, 2000.  The Bourse has been sole shareholder of the Corporation since the restructuring.

In 2008, the Bourse became, through a series of amalgamations, a direct subsidiary of TMX Group Inc.  TMX Group Inc. also controls the TSX, which is the marketplace for senior equities in Canada, and the TSX Venture Exchange, which is the marketplace for junior equities in Canada.

The Board of Directors of the Corporation is comprised of six members, of which three are independent directors.  An “independent director” is a director who is not a member of the Corporation (or an associated person of a member) or an officer or employee of the Corporation or its affiliates including the Bourse.  The non-independent directors include the Chief Executive Officer of TMX Group Inc., the President and Chief Executive Officer of the Bourse and the Corporation’s President and Chief Clearing Officer.

The principal office of the Corporation is located at 800 Victoria Square, Montréal, Quebec H4Z 1A9.  The Corporation also has an office located at The Exchange Tower, 130 King Street West, 5th Floor, Toronto, Ontario M5X 1J2.

DESCRIPTION OF OPTIONS

 General

The securities covered by this prospectus are Put and Call Option contracts that may be purchased and sold in transactions on the Bourse.  The Options are issued by the Corporation and each Option relates to a particular Underlying Interest.  A Call Option gives the holder the right to purchase a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time.  A Put Option gives the holder the right to sell a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time.  The Underlying Interests are either (i) in the case of “Equity Options”, equity securities listed on a recognized Canadian securities exchange, (ii) in the case of “Bond Options”, Canadian government bonds or (iii) in the case of “Index Options”, various Canadian stock indices and sub-indices.  A list of the Underlying Interests and details of the terms of Options that are traded on the Bourse may be obtained from the Corporation, from the Bourse or from a Clearing Member of the Bourse.

In the case of Equity Options and Bond Options, subject to certain limitations, the Clearing Member acting on behalf of a holder of a Call Option has the right to purchase from the Corporation, and the Clearing Member acting on behalf of a holder of a Put Option has the right to sell to the Corporation, the Underlying Interest covered by the Option at the exercise price at any time prior to the expiration of the Option.  In the case of Index Options, subject to certain limitations, Options give the Clearing Member acting on behalf of a holder the right to receive a cash Exercise Settlement Amount.  In the case of an Index Call Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Call Option is less than the settlement value of the underlying index on the expiration date, multiplied by 100.  In the case of an Index Put Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Put Option exceeds the settlement value of the underlying index on the expiration date, multiplied by 100.

Detailed information concerning the rights and obligations of holders and writers of Options and the risks associated with Options transactions is contained in an options disclosure document entitled “The Characteristics and Risks of Listed Canadian Options” prepared by the Corporation and filed with the Securities and Exchange Commission.  Brokers are required to furnish the options disclosure document to their Options customers.  Copies of the options disclosure document can also be obtained without charge from the Corporation upon request or via the Corporation’s internet web site at the address:  http://www.cdcc.ca.

 Styles of Options

The Options issued by the Corporation are classified as either American-style Options or European-style Options.  The difference between the two styles of Options is their applicable exercise periods.  American-style Options may be exercised at any time between their purchase and expiration.  European-style Options may generally be exercised only during a specified period immediately prior to their expiration.  At this time, all Equity Options and Bond Options are American-style Options and all Index Options are European-style Options.  Index Options are currently exercisable only at expiration.

 Certificateless Trading

Certificates for Options will not be issued by the Corporation to evidence the issuance of Options.  The ownership of Options is evidenced by the confirmations and periodic statements which customers receive from their brokers and which show each Put or Call held or written, the Underlying Interest and the number of shares of other units thereof subject to the Option, the exercise price and the expiration month.

OBLIGATIONS OF THE CORPORATION

The obligations of the Corporation to its Clearing Members, acting on behalf of holders and writers of Options, are addressed in the Corporation’s by-laws and rules, copies of which may be obtained in the manner described below under “Additional Information.”  The following is a brief summary of some, but not all, of those obligations and is qualified in its entirety by the provisions of the by-laws and rules themselves.

 Acceptance and Rejection of Transactions by the Corporation

An Option transaction is automatically accepted by the Corporation if it is included in the Corporation’s summary of completed trades and if the premium has been paid.  From the point of view of the Corporation, the premium for an Option purchased in a customer account is deemed to be paid only when the buyer’s Clearing Member has paid its total net premium obligations to the Corporation for all Options purchased through that Clearing Member’s account with the Corporation.  If the Clearing Member does not make this payment, the Corporation may reject the transaction, notwithstanding that the customer may have paid the premium to his broker.  The Corporation intends to reject all opening purchase transactions in which the premium is not paid, except when it determines that it has available adequate liquid assets of the defaulting Clearing Member to meet that Clearing Member’s obligations to the Corporation.  The Corporation also intends to reject closing purchase transactions in which the premium is not paid if the position being closed out is margined at the Corporation by the deposit of the Underlying Interest or an escrow receipt in respect thereof, and the Corporation intends to accept all closing purchase transactions where cash margin may be utilized to pay the premium.

If a transaction is rejected for nonpayment of the premium, the Corporation will promptly notify the writer’s Clearing Member.  The writer will then have the remedies available under the Rules of the Corporation as well as the Rules of the Bourse.

 Exercise of Options

The exercise of an Option – whether a Put or a Call – takes place only through the Corporation by the timely submission of an exercise notice to the Corporation by the Clearing Member acting on behalf of the exercising holder.  This means that a holder of an Option may only exercise it through the broker handling the account in which the Option is held who, if not itself the Clearing Member, must forward the exercise notice to the Clearing Member.  If an Option is not properly exercised prior to its expiration, it will become worthless.

In order to exercise an outstanding Option, the Clearing Member must submit an exercise notice in acceptable form to the Corporation not later than the expiration time of the Option.  The expiration time should not be confused with the broker’s cut-off time for exercising Options.  Generally, in order to exercise an Option, a holder must so instruct his or her broker to exercise an Option prior to the broker’s cut-off time for accepting exercise instructions (which will be earlier than the expiration time).  Different brokers may have different cut-off times for accepting exercise instructions from holders and those cut-off times may be different for different types of Options.  Customers must consult with their brokers to determine the applicable cut-off times for accepting exercise instructions.

The Corporation assumes no responsibility for the timely or proper tender to it of exercise notices by Clearing Members.  The failure of a Clearing Member (or of any broker) to transmit an exercise notice within the required time or in proper form will not result in any obligation on the part of the Corporation, although, depending on the circumstances, the Clearing Member or broker responsible for the failure may be liable.

Every tender of an exercise notice to the Corporation is irrevocable.  Upon the proper and timely tender of an exercise notice, the exercising Clearing Member acting on behalf of a holder will be under a contractual obligation to pay the exercise price for the Underlying Interest (in the case of a Call) or to deliver the Underlying Interest (in the case of a Put) on the settlement date, even though the Underlying Interest may change in value after the exercise notice has been tendered.  When a Call is exercised, the exercising Clearing Member acting on behalf of a holder becomes subject to all of the risks of a holder of the Underlying Interest and to the applicable margin requirements.

 Assignment of Exercise Notices

The Corporation assigns each effective exercise notice that it receives to a Clearing Member acting on behalf of a writer of an Option having the same terms as the exercised Option.  This Clearing Member is then obligated to sell (in the case of a Call) or purchase (in the case of a Put) the Underlying Interest represented by the Option against payment of the exercise price, or, in the case of an Index Option, to pay the Exercise Settlement Amount.

The Corporation assigns any exercise notice properly received by it before 5:30 p.m. on any business day prior to the expiration date, or before the expiration time on the expiration date, as of the day of receipt.  The Corporation randomly assigns each exercise notice to a Clearing Member whose account with the Corporation reflects the writing of an Option of the same series as the exercised Option.

If the Corporation assigns an exercise notice to a Clearing Member, that Member is required to reassign the exercise notice to a customer maintaining a position as a writer in its account with the Clearing Member, or to a broker who has cleared a writing transaction through the Clearing Member.

 Delivery of Underlying Interests

In the case of Equity Options and Bond Options, the Clearing Member to whom an exercise notice with respect to a Call Option is assigned or the Clearing Member who is exercising the Put is required to deliver the Underlying Interest in good deliverable form (as defined in the rules of the Corporation and the rules of the Bourse) against the payment of the exercise price.  Transactions in Underlying Interests arising from exercise notices will be cleared through the systems used for settlement of transactions in such Underlying Interests.

Upon the exercise of an Index Option, the Exercise Settlement Amount is credited to the exercising Clearing Member’s account with the Corporation and charged to the account of the assigned Clearing Member.  In the unlikely event that an out-of-the-money Option were to be exercised, the Exercise Settlement Amount would be negative and the flow of funds would be reversed.

For Equity Options and Bond Options, the obligations of the Corporation are discharged upon delivery of the Underlying Interest to the Clearing Member representing the exercising holder (in the case of a Call) or the assigned writer (in the case of a Put).  For Index Options, the Corporation’s obligations are discharged when the Exercise Settlement Amount is credited to the account of the exercising Clearing Member.  The Corporation will have no responsibility if the Clearing Member should subsequently fail to deliver the Underlying Interest or Exercise Settlement Amount to the exercising holder, or the assigned writer, as the case may be.

 Remedies

If, following the exercise and assignment of an Option, the Clearing Member required to make delivery fails to complete such delivery by the settlement date, such Clearing Member will be in default of its obligations.  The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect delivery or otherwise settle with the receiving Clearing Member.  Without limiting the generality of the foregoing, the Corporation may acquire and deliver the Underlying Interest on the open market, enter into an agreement with the receiving Clearing Member and the delivering Clearing Member relating to the failed delivery and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that Clearing Members’ obligations are fulfilled and any such action shall constitute an obligation of the delivering Clearing Member.  In the event that the purchase of the undelivered Underlying Interest at the best available market for the account of the receiving Clearing Member exceeds the exercise price, the defaulting delivering Clearing Member shall be liable for and shall promptly pay to the Corporation or the receiving Clearing Member, as the case may be, the amount of such difference.

If the receiving Clearing Member required to receive the Underlying Interest fails to receive, or fails to pay the exercise price for, all the Underlying Interest delivered to it in good deliverable form in fulfillment of an exercised Option, and such failure shall continue beyond 1:45 p.m. on the settlement date, the receiving Clearing Member will be in default of its obligations.  The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect payment to, or otherwise settle with, the delivering Clearing Member.  Without limiting the generality of the foregoing, the Corporation or the delivering Clearing Member may, upon notice to the defaulting receiving Clearing Member and, if such action is taken by the delivering Clearing Member, to the Corporation, sell out in the best available market, for the account and liability of the defaulting receiving Clearing Member, all or any part of the undelivered Underlying Interest and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that the Clearing Members’ obligations are fulfilled and any such action shall constitute an obligation of the receiving Clearing Member.  Notice of any deficiency arising from such sell-out shall be submitted immediately to the Corporation and the defaulting receiving Clearing Member.  The defaulting receiving Clearing Member shall pay promptly, and in any event prior to 10:00 a.m.

on the business day following the day on which the sell-out is executed, to the delivering Clearing Member the difference, if any, between the exercise price and the price at which such Underlying Interest was sold out.

If a party to an Index Option exercise is suspended or fails to pay the Exercise Settlement Amount, there is no underlying security to be bought in or sold out by the other party.  Accordingly, the Corporation is substituted for the defaulting Clearing Member and is obligated to pay or receive the Exercise Settlement Amount in due course on its behalf.

THE BACK-UP SYSTEM

The settlement procedures of the Corporation are designed so that for every outstanding Option there will be a writer, and a Clearing Member representing the writer (unless the Clearing Member is also the writer), of an Option of the same series who has undertaken to perform the obligations of the Corporation in the event an exercise notice for the Option is assigned to it.  As a result, no matter how many Options of a particular series may be outstanding at any time, there will always be a group of writers of options of the same series who, in the aggregate, have undertaken to perform the Corporation’s obligations with respect to such Options.

Once an exercise notice for an Option is assigned to a particular Clearing Member representing a writer, that Clearing Member is contractually obligated to deliver the Underlying Interest (in the case of a Call), to pay the exercise price (in the case of a Put) or to pay the Exercise Settlement Amount (in the case of an Index Option) in accordance with the terms of the Option.  This contractual obligation of the Clearing Member representing the writer is secured by the securities or other margin which the Clearing Member representing the writer is required to deposit with the Corporation.

The Clearing Member representing the writer is also obligated, whether or not its customer performs, to perform the writer’s obligations on an assigned Option. As described below, standing behind a Clearing Member’s obligations are the Clearing Member’s minimum capital requirements, the Clearing Member’s margin deposits with the Corporation, the Corporation’s lien or pledge on certain of the Clearing Member’s assets and the clearing fund.  Neither the Bourse nor any approved participant of the Bourse (except as such approved participant may be the writer or a Clearing Member or a broker representing the writer to whom an exercise notice has been assigned) has an obligation for the performance of any Option upon the exercise thereof.

 The Clearing Member’s Minimum Capital Requirements.

A Clearing Member must be either (i) a member of an exchange recognized by a Canadian province or (ii) a bank to which the Bank Act (Canada) applies.  Clearing Members that are members of a recognized Canadian exchange must maintain the minimum capital requirements pursuant to the regulations of the Investment Industry Regulatory Organization of Canada or of the exchange of which it is a member and the minimum capital requirements set by the regulations under applicable securities legislation.  Clearing Members that are banks subject to the Bank Act (Canada) must meet either (a) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time under the Bank Act (Canada) and the regulations thereto, or (b) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time by the Canadian Office of the Superintendent of Financial Institutions.

Although the Corporation and the Bourse seek to achieve compliance with the minimum capital requirements by their respective members, including Clearing Members, neither the Corporation nor the Bourse is liable for any damages suffered as a result of any Clearing Member’s failure to comply with its minimum capital requirements.

 The Clearing Member’s Margin Deposits.

Each Clearing Member is required, with respect to each Option for which it represents the writer, either, in the case of a Call, to deposit the Underlying Interest represented by the Option (or, in certain cases, a security exchangeable for or convertible into the Underlying Interest, herein referred to as the “other security”) or, in the case of a Call or a Put, to deposit and maintain specified margin with the Corporation.  The deposit of the Underlying Interest (or other security) is made electronically within a central securities depository to the Corporation.  For this purpose, the Corporation has pledging arrangements with the CDS Clearing and Depository Services Inc. and The Depository Trust and Clearing Corporation.  Clearing Members may also file with the Corporation put guarantee letters issued by approved financial institutions.  A put guarantee letter is a representation by the issuing financial institution to the Corporation that a customer’s securities are held in safe custody to the order of the Corporation.  Although the Corporation has no reason to believe that any approved financial institution or depository will not promptly deliver the Underlying Interest in accordance with the terms of its agreement with the Corporation, there can be no assurances that a financial institution or depository will not default under the terms of such agreement, and a default could adversely affect the Corporation’s ability to perform its obligations as the issuer of Options.

The Clearing Member must maintain with the Corporation a margin deposit in an amount prescribed by the Corporation.  The Clearing Member may maintain such margin in the form of cash, securities issued or guaranteed by the government of Canada or valued securities.  The Corporation may from time to time accept other forms of margin deposit in accordance with its operating policies then in effect.

If an exercise notice has been assigned to a Clearing Member in respect of an Option held in a short position, it is required (in the event that the Underlying Interest represented by the Option has not been deposited) to maintain margin with the Corporation with respect to the assigned Option in an amount prescribed by the Corporation.

The Corporation is authorized to require any Clearing Member to deposit higher margins at any time in the event it deems such action necessary and appropriate in the circumstances to protect the interests of the other Clearing Members, the Corporation or the public.

 The Corporation’s Lien.

In the event that a Clearing Member defaults in its obligations under the Corporation’s rules respecting the fulfillment of any Options contract, the securities (including customers’ securities), margin, clearing funds and other funds deposited by such Clearing Member (and, where required, clearing funds deposited by other Clearing Members) with or to the order of the Corporation may be applied by the Corporation to fulfill such Clearing Member’s obligations.  The proceeds from the securities of a customer of a Clearing Member may be used only to satisfy the obligations of such Clearing Member relating to its customer accounts.

 The Clearing Fund.

Upon acceptance as a Clearing Member of the Corporation, each Clearing Member must maintain a minimum amount of assets at all times in a clearing fund maintained by the Corporation.  For those Clearing Members admitted to clear Options, the minimum deposit is $25,000.  Thereafter, the amount of each member’s Clearing Fund deposit will vary depending upon the member’s level of uncovered residual risk, but in no event will decline below the minimum deposit.  All Clearing Fund deposits must be made in cash or by the deposit of securities issued or guaranteed by the government of Canada and approved by the Corporation.

If a Clearing Member fails to discharge any obligation to the Corporation, that Clearing Member’s clearing fund deposit may be applied to the discharge of that obligation.  If there is a deficiency in its clearing fund deposit, the Clearing Member is liable to the Corporation for the full amount of that deficiency.  If a Clearing Member’s obligation to the Corporation exceeds its total clearing fund deposit, the amount of the deficiency will be charged pro rata by the Corporation against all other Clearing Members’ deposits to the clearing fund.  Whenever any amount is paid out of the clearing fund as a result of any such pro rata charge, every other Clearing Member is required promptly to make good any deficiency in its own deposit resulting from such payment.  However, no Clearing Member is required to pay more than an additional 100% of the amount of its prescribed clearing fund deposit if:  (a) within three business days following the pro rata charge it notifies the Corporation that it is terminating its membership and closes out or transfers all of its clearing positions; (b) no opening transactions are submitted for clearance through any of the Clearing Member’s accounts after the giving of such notice; and (c) the Clearing Member closes out or transfers all of its open positions as promptly as practicable after the giving of such notice.

Clearing Members’ deposits to the clearing fund may be applied to the discharge of any of their obligations to the Corporation, including obligations arising from transactions on an exchange accepted for clearance by the Corporation, or the assignment of Option exercise notices.  The Clearing Fund is not a general indemnity fund available to other persons (whether or not they are customers of a Clearing Member) for the payment of any other obligation.

The Corporation will also have available its own assets in the event that the clearing fund is deficient.  However, the assets of the Corporation are limited.

ADDITIONAL INFORMATION

Important information regarding the risks and uses of Options is contained in the options disclosure document prepared by the Corporation entitled “The Characteristics and Risks of Listed Canadian Options” referred to above under the caption “Description of Options — General.”  Brokers are required to furnish the options disclosure document to their customers.

Copies of the options disclosure document can also be obtained without charge from the Corporation via the Corporation’s internet web site at the address:  http://www.cdcc.ca.

This prospectus contains a brief description of the rights and obligations of holders and writers of Options summarized from provisions of the by-laws and rules of the Corporation and the rules of the Bourse as in effect on the date of this prospectus.  These documents may be inspected at the Montréal and Toronto offices of the Corporation, and at the offices of the Bourse.  In addition, the rules and bylaws of the Corporation are available electronically at the Corporation’s internet web site at the address: http://www.cdcc.ca.  The rules of the Bourse are available electronically at the Bourse’s internet website at the address: http://www.m-x.ca.

This prospectus forms part of a registration statement filed with the Securities and Exchange Commission by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended.  Information regarding the Corporation not included in this prospectus but filed with the Securities and Exchange Commission as Part II of the Corporation’s registration statement and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission’s internet website at the address: http://www.sec.gov.

FINANCIAL STATEMENTS

There are set forth in Part II of the Corporation’s registration statement:  audited consolidated balance sheets of the Corporation as at December 31, 2010 and 2009; and audited consolidated statements of income, changes in shareholder’s equity and cash flows for each of the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008.

All dollar amounts in the following financial statements are expressed in Canadian dollars.  A floating exchange rate determines the value of the Canadian dollar against the U.S. dollar.  That exchange rate is published daily in the financial section of most major newspapers.

A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation’s back-up system rather than its assets to stand behind the Corporation’s obligations in respect of the Options that it issues.

Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montréal and Toronto offices of the Corporation and at the offices of the Bourse without charge.

LEGAL OPINIONS

The Corporation’s general counsel has given its opinion that the Options covered by this prospectus have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

EXPERTS

The consolidated financial statements of the Corporation as at December 31, 2010 and December 31, 2009 and for each of the years in the three-year period ended December 31, 2010 are included in Part II of the Corporation’s registration statement and have been audited by KPMG LLP, Chartered Accountants, as stated in their report included therein.  Such consolidated financial statements have been so included in reliance upon the report of KPMG LLP, given upon authority of KPMG LLP as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 4.  Directors and Executive Officers

As of the date of this Post-Effective Amendment, the Board of Directors of Canadian Derivatives Clearing Corporation (the “Corporation”) consists of six Directors.  None of the Directors of the Corporation serves, or has served at any time during the past five years, as a director for any company that has a class of securities registered under or is otherwise subject to the Securities Exchange Act of 1934, as amended, or for any company that is registered as an investment company under the Investment Company Act of 1940, as amended.

As of the date of this Post-Effective Amendment, the Directors of the Corporation are as follows:

Directors

Name:	Age:	Position with the Corporation:	Director Since:

Marie-Claude Beaulieu	45	Chairperson, Board of Directors	2003
Peter Copestake	56	—	2003
Glenn Goucher	47	President and Chief Clearing Officer	2009
Thomas A. Kloet	52	—	2008
Alain Miquelon	43	Managing Director	2009
Claude Turcot	56	—	1999

As of the date of this Post-Effective Amendment, the Executive Officers of the Corporation are as follows:

Executive Officers

Name:	Age:	Office:	Officer Since:
François Gilbert	42	Assistant Secretary	2010
Glenn Goucher	47	President and Chief Clearing Officer	2009
George Kormas	40	Director, Risk Management and Product Development	2010
Lara Krivokucha	42	Director, Strategic Initiatives	2002
Mélanie Meunier	36	Assistant Secretary	2007
Sharon Pel	54	Secretary	2009
Michael Vivaldi	37	Treasurer	2011
Roger G. Warner	53	Director, Member Services	1995

The principal occupations of the Directors and Executive Officers of the Corporation are now and during the past five years have been as follows:

Dr. Marie-Claude Beaulieu is full professor of finance and RBC Chair in Financial Innovations at the Universite Laval.  She obtained her Ph.D. from Queen’s University in 1994 and has been associated with Laval ever since, being promoted to full professor in 2002.  Dr. Beaulieu is a fellow of an interuniversity public policy research centre (Centre de recherche sur le risque, les politiques economiques et l'emploi), and has published numerous academic papers in finance.  Dr. Beaulieu was selected to serve as Chairperson of the Corporation’s Board of Directors due to her extensive knowledge in derivatives products and empirical finance evidenced by important research contributions and publications in the field.

Mr. Peter Copestake is the Executive in Residence at the Queen’s University School of Business.  Mr. Copestake served as Senior Vice-President and Treasurer of Manulife Financial Corporation, a Canadian-based financial services group, from October 1999 to April 2007.  Over the past 25 years, and prior to joining Manulife, Mr. Copestake has held a variety of senior treasury management positions at Canadian chartered banks, and as a regulator in the Canadian Federal Department of Finance.  Mr. Copestake was selected to serve on the Corporation’s Board of Directors due to his extensive industry experience acquired as Senior Vice-President and Treasurer of a major Canadian financial institution as well as his significant expertise with regards to treasury management for Canadian chartered banks and Canadian finance regulation.

Mr. François Gilbert has been Assistant Secretary of the Corporation since March 2010.  Since May 2009, Mr. Gilbert has served as Vice-President, Legal Affairs, Derivatives of the

Bourse.  Prior to joining the Bourse, Mr. Gilbert practiced as a structured finance lawyer in London, England at Allen & Overy LLP (2006-2009) and Linklaters LLP (2005-2006), both international law firms.  From 1998 to 2005, Mr. Gilbert practiced at McCarthy Tétrault LLP in Toronto where he was a partner from 2001 to 2005.  Mr. Gilbert began his legal career at Heenan Blaikie LLP in Toronto where he trained to become a lawyer from 1992 to 1993 and where he practiced from 1994 to 1998.

Mr. Glenn Goucher has been President and Chief Clearing Officer of the Corporation since December 2010.  He previously held the position of Senior Vice-President and Chief Clearing Officer of the Corporation since August 2009.  Prior to this position, he was acting as Senior Vice-President, Financial Markets for the Bourse since August 2004.  Previously, Mr. Goucher was responsible for market operations, business development and marketing activities for the Bourse in multiple derivative market segments since November 2001.  Mr. Goucher brings to the Corporation’s Board of Directors significant financial industry experience and in-depth knowledge of the Corporation, as well as of the Bourse where he occupied a senior officer position.

Mr. Thomas A. Kloet has been Chief Executive Officer of TMX Group Inc. and TSX Inc. since July 2008.  TMX Group Inc. (TMX) is a holding company, and TMX’s key subsidiaries operate cash and derivative markets for multiple asset classes including equities, fixed income and energy.  Toronto Stock Exchange, TSX Venture Exchange, Montreal Exchange, Natural Gas Exchange, Boston Options Exchange (BOX), Shorcan, Equicom and other TMX companies provide trading markets, clearing facilities, data products and other services to the global financial community.  Prior to joining TMX Group Inc., he was Senior Executive Vice-President and Chief Operating Officer of the American Zone for Fimat and its successor, Newedge Group Inc. (Newedge) since 2003.  Newedge offers global, multi-asset brokerage services on a range of listed and OTC derivatives and securities.  Prior to that he was the Chief Executive Officer and Executive Director, Singapore Stock Exchange Limited from 2000 to 2002.  Previously, Mr. Kloet was Senior Managing Director for ABN AMRO, Inc., the U.S. investment banking unit of ABN AMRO Bank, N.V.  Prior to ABN AMRO, Mr. Kloet served as Chief Operating Officer at Credit Agricole Futures Inc. in Chicago and as an executive officer of its parent, Segespar Capital Members, Inc.  Mr. Kloet brings to the Corporation’s Board of Directors valuable expertise as Chief Executive Officer of TMX Group Inc. and a significant experience in the securities trading industry from previous positions as head of a major international stock exchange in Asia and as a senior officer of an international securities broker.

Mr. George Kormas has been Director, Risk Management and Product Development since March 2011.  Prior to this position, he was Director, Business Development of the Corporation since March 2010.  Mr. Kormas joined the Corporation in October 2001 in the credit risk management division and, between 2006 and 2010, he held the position of Manager, Business Development.

Ms. Lara Krivokucha has been Director, Strategic Initiatives since March 2011.  Prior to this position, she was Director, Risk Management of the Corporation since March 2002.  From 1997 to 2002 she was Vice-President, Credit Risk Management, at Deutsche Bank, an

international investment bank.  From 1996 to 1997, Ms.  Krivokucha was Vice-President, Credit Risk Management, at Bear Stearns, an international investment bank.

Ms. Melanie Meunier has been Assistant Secretary of the Corporation since July 2007.  Ms. Meunier has served as Legal Counsel to the Bourse since February 2003 and as Assistant Corporate Secretary of the Bourse since July 2007.

Mr. Alain Miquelon has served as President and Chief Executive Officer of the Bourse since July 2009.  Prior to this position, he served as Executive Vice-President and Head of Strategic Development of the Bourse from February 2009 to June 2009, as Chief Financial Officer of the Bourse from August 2007 to February 2009 and as Chief Operating Officer of the Bourse from February 2009 to July 2009.  From December 2004 to February 2007, Mr. Miquelon was Chief Operating Officer of Mediagrif Interactive Technologies, an operator of e-business networks and provider of e-business solutions.  From January 2000 to December 2004, Mr.  Miquelon was Executive Vice-President and Chief Financial Officer of Mediagrif Interactive Technologies.  Mr. Miquelon served as the Treasurer of the Corporation between October 2007 and February 2011.  He also held the position of Executive Vice-President and Chief Clearing Officer of the Corporation on an interim basis between February 2009 and July 2009.  Mr. Miquelon brings to the Corporation’s Board of Directors significant management experience and an extensive knowledge of the Bourse as President and Chief Executive Officer and of the Corporation, having served recently as a high-level officer of the Corporation.

Ms. Sharon C. Pel has been the Secretary of the Corporation since March 2009.  Ms. Pel is also Senior Vice-President and Group Head of Legal and Business Affairs of TMX Group Inc. and Senior Vice-President, Head of Legal and Business Affairs of TSX Inc., positions she has held since April 2009.  Ms. Pel served as Senior Vice-President, Legal and Business Affairs of TMX Group Inc. and TSX Inc. from February 2004 to April 2009 and as Vice-President, Corporate Development, General Counsel and Corporate Secretary of TMX Group Inc. and TSX Inc. from July 2003 to February 2004.  From January 1990 to June 2003, Ms. Pel was a partner at Torys LLP, an international law firm.

Mr. Claude Turcot is Senior Vice-President, Quantitative Management of Standard Life Investments, Inc., a provider of investment management services.  Mr. Turcot has been associated with and has held various  positions with the company (formerly Standard Life Portfolio Management Ltd.) since 1988.  Mr. Turcot was selected to serve on the Corporation’s Board of Directors due to his extensive experience within the investment management services industry acquired as a senior officer with a major international portfolio manager.

Mr. Michael Vivaldi has been Treasurer of the Corporation since February 2011.  Mr. Vivaldi has been the Vice President, Finance and Administration for TMX Group since January of 2008.  In this role, Mr. Vivaldi is responsible for the financial accounting, financial reporting, and administration for all TMX Group legal entities, including the Corporation.  Prior to this role, Mr. Vivaldi was the Director, Finance and Administration of  TSX Inc. from December 2004 to January 2008. In this role, Mr. Vivaldi was responsible for the financial accounting, financial reporting, budgeting and forecasting, management reporting and administration for all TSX Inc. legal entities.

Mr. Roger G. Warner has been Director, Member Services of the Corporation since December 2010.  He previously held the position Director, Operations of the Corporation since March 2000.  Mr. Warner served the  Corporation as Project  Manager for Year 2000 issues from March 1998 to March 2000 and as Director, Information Technology from January 1995 to March 1998.  From May 1992 to January 1995, he was Manager, Information Systems of the Corporation.

Item 5.  Legal Proceedings.

None.

Item 6.  Legal Opinions and Experts.

LEGAL OPINIONS

The general counsel of the Corporation has given its opinion that the Options covered by this Post-Effective Amendment have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

EXPERTS

The consolidated financial statements of the Corporation as at December 31, 2010 and December 31, 2009 and for each of the years in the three-year period ended December 31, 2010 included in this Post-Effective Amendment have been audited by KPMG LLP, Chartered Accountants, as stated in their report included herein.  Such consolidated financial statements have been so included in reliance upon the report of KPMG LLP given upon authority of KPMG LLP as experts in accounting and auditing.

Item 7.  Financial Statements.

There are set forth below: audited consolidated balance sheets of the Corporation as of December 31, 2010 and December 31, 2009 and audited consolidated statements of income, changes in shareholder’s equity and cash flows for each of the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008.

A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation’s back-up system rather than its assets to stand behind the Corporation’s obligations in respect of the Options that it issues.

Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montréal and Toronto offices of the Corporation and at the Bourse without charge.

Item 8. Undertakings.

The undersigned registrant hereby undertakes to file a post-effective amendment, not later than 120 days after the end of each fiscal year subsequent to that covered by the financial statements presented herein, containing financial statements meeting the requirements of Regulation S-X and the supplementary financial information specified by Item 12 of Regulation S-K.

The undersigned registrant hereby undertakes not to issue, clear, guarantee or accept any security registered herein until there is a definitive options disclosure document meeting the requirements of Rule 9b-1 of the Securities Exchange Act of 1934 with respect to the class options.

FINANCIAL STATEMENTS

Financial Statements of

CANADIAN DERIVATIVES
CLEARING CORPORATION

Years ended December 31, 2010, 2009, and 2008

(In thousands of dollars)

                                              KPMG LLP                                                                 Telephone   (416) 777-8500
Chartered Accountants                                               Fax             (416) 777-8818
Bay Adelaide Centre                                                      Internet www.kpmg.ca
333 Bay Street Suite 4600
Toronto ON  M5H 2S5
Canada

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Canadian Derivatives Clearing Corporation:

We have audited the accompanying balance sheets of Canadian Derivatives Clearing Corporation as at December 31, 2010 and 2009 and the statements of income, changes in shareholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2010.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from US generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 16 to the financial statements.

/s/KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

February 9, 2011
KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
("KPMG International"), a Swiss entity.
KPMG Canada provides services to KPMG LLP.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Balance Sheets
(in thousands of dollars)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents (note 2)	$ 692	$ 4,879
Marketable securities (note 2)	25,884	15,945
Accounts receivable	1,376	1,069
Due from Montreal Climate Exchange Inc.	24	8
Daily settlements due from Clearing Members (note 1)	33,524	10,889
Clearing Members’ cash margin deposits (note 3)	118,703	513,166
Clearing fund cash deposits (note 3)	40,838	41,353
Prepaid expenses	32	40
Income taxes recoverable	-	881
	221,073	588,230

Premises and equipment (note 4)	258	310
Future income tax assets (note 5)	770	817
Intangible assets (note 6)	42	55
Total Assets	$ 222,143	$ 589,412

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 919	$ 605
Daily settlements due to Clearing Members (note 1)	33,524	10,889
Clearing Members’ cash margin deposits (note 3)	118,703	513,166
Clearing fund cash deposits (note 3)	40,838	41,353
Due to TSX Inc.	610	14
Due to Montreal Exchange Inc.	233	974
Income taxes payable	431	-
	195,258	567,001

Accrued employee benefits liability	19	3
Total Liabilities	195,277	567,004

Shareholders’ Equity:
Share capital (note 7)	200	200
Retained earnings	26,666	22,208
Total Shareholders’ Equity	26,866	22,408
Commitments and contingent liabilities (note 8)
Total Liabilities and Shareholders’ Equity	$ 222,143	$ 589,412

See accompanying notes to financial statements.

On behalf of the Board:

“Alain Miquelon”                                                        “Glenn Goucher”
Director                                                                                                       Director

CANADIAN DERIVATIVES
CLEARING CORPORATION
Statements of Income
(in thousands of dollars)

Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008

Revenue:
Trading, clearing and related	$ 14,597	$ 11,739	$ 12,681
Business services and other	53	147	85
Total revenue	14,650	11,886	12,766

Expenses:
Compensation and benefits	2,401	2,227	1,590
Information and trading systems	62	49	55
General and administration	2,616	1,851	1,796
Amortization	243	176	85
Shared services	4,179	4,089	2,487
Total operating expenses	9,501	8,392	6,013

Income from operations	5,149	3,494	6,753

Investment income	653	653	2,471

Income before income taxes	5,802	4,147	9,224

Income taxes (note 5)	1,344	960	2,549

Net income	$ 4,458	$ 3,187	$ 6,675

See accompanying notes to financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Statements of Changes in Shareholder’s Equity
(in thousands of dollars)

Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008

Common shares:
Balance, beginning and end of period	$ 200	$ 200	$ 200

Retained earnings:
Balance, beginning of period	22,208	19,021	12,346
Net income	4,458	3,187	6,675
Balance, end of period	26,666	22,208	19,021

Shareholders’ equity, end of period	$ 26,866	$ 22,408	$ 19,221

See accompanying notes to financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Statements of Cash Flows
(in thousands of dollars)

Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Cash flows from (used in) operating activities:
Net income	$ 4,458	$ 3,187	$ 6,675
Adjustments to determine net cash flows:
Amortization	243	176	85
Unrealized loss on marketable securities	73	195	125
Future income taxes	47	(55)	287
Accounts receivable and prepaid expenses	(299)	(206)	185
Accounts payable and accrued liabilities	314	(10)	(80)
Long-term accrued and other liabilities	16	3	-
Related parties	(161)	1,076	6
Income taxes	1,312	(808)	(295)
	6,003	3,558	6,988

Cash flows from (used in) investing activities:
Additions to premises and equipment, and intangible assets	(178)	-	(33)
Marketable securities	(10,012)	(5,267)	(501)
	(10,190)	(5,267)	(534)

(Decrease) increase in cash and cash equivalents	(4,187)	(1,709)	6,454

Cash and cash equivalents, beginning of period	4,879	6,588	134

Cash and cash equivalents, end of period	$ 692	$ 4,879	$ 6,588

Supplemental cash flow information:
Interest received	$ 685	$ 422	$ 675
Income taxes paid	$ 11	$ 1,831	$ 2,787

See accompanying notes to financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

Canadian Derivatives Clearing Corporation (the “Corporation”) is incorporated under the Canada Business Corporations Act and is wholly-owned by Bourse de Montréal Inc. (“MX”).  MX is a wholly-owned subsidiary of TMX Group Inc. since May 1st, 2008. The Corporation is the issuer, clearinghouse and guarantor of equity, index and interest rate financial derivative contracts traded on the Montreal Exchange.

1.	Significant accounting policies:

(a)	Basis of presentation:

The financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which conform to United States generally accepted accounting principles (“US GAAP”) in all material respects, except as disclosed in note 16.

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, contingent assets and contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the year, along with related disclosures. Areas where management has applied significant judgement include the carrying value of intangible assets, other post-employment benefits, income taxes, bad debt provisions, and the fair value of financial instruments. Actual results could differ from those estimates.

(b)	Premises and equipment:

Premises and equipment are recorded at cost less accumulated amortization, and any impairment in value.

Amortization is provided over the following useful lives of the assets:
Asset	Period

Computers and other electronic equipment	3 - 5 Years
Furniture, fixtures and other equipment	5 Years
Leasehold improvements	Over the term of the lease

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

Premises and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, the Corporation will then determine the fair value of the asset, and will recognize an impairment charge equal to the excess of the carrying value over the fair value.

(c)	Revenue recognition:

Clearing revenue is recognized in the month in which the settlement of the related transaction occurs.

Investment income is recognized in the period in which it is earned. Realized and unrealized gains and losses on investments carried at fair value are recognized in the period during which they occur.

Business services and other revenue is recorded and recognized as revenue in the month in which the services are provided.

(d)	Income taxes:

Future income taxes are provided in recognition of temporary differences between the carrying amount of assets and liabilities and their respective tax bases for financial reporting and income tax purposes. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled.  The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period in which the enactments or substantive enactments occur.  Where realization of a future tax asset is not considered “more likely than not”, a valuation allowance is provided against that asset.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

(e)	Daily settlements due from and to Clearing Members of the Corporation:

The amounts due from and to Clearing Members as a result of marking open futures positions to market and settling options transactions each day are required to be collected from or paid to Clearing Members prior to the commencement of trading the next day. The amounts due from Clearing Members are presented as an asset in the balance sheet and are not offset against amounts due to other Clearing Members, which are presented as a liability.

During 2010, the largest amount due from a Clearing Member was $110,773 ($129,934 in 2009), and the largest amount due to a Clearing Member was $93,387 ($123,587 in 2009).

(f)	Intangible assets:

Intangible assets are recorded at cost less accumulated amortization, where applicable, and any impairment in value.

Amortization is provided over the following useful lives of the intangible assets:
Asset	Basis	Rate

Capitalized software and software development	Straight line	5 Years

Definite life intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated undiscounted cash flows, the Corporation will then determine the fair value of the asset, and will recognize an impairment charge equal to the excess of the carrying value over the fair value.

(g)	Cash and cash equivalents:

Cash and cash equivalents consist of cash and liquid investments having an original maturity of three months or less and are carried at their estimated fair values, with changes in their fair values being recorded in net income in the period in which they occur.  Estimated fair values of the investments are determined based on quoted market values.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

(h)	Financial instruments:

The Corporation classifies its financial assets and liabilities according to their characteristics and the purpose for which they were acquired, as follows:

Held for trading:

Held for trading includes classified derivatives and financial assets or liabilities designated by the Corporation as held for trading on initial recognition. These are measured at fair value with changes in fair value recognized through net income.

Loans and receivables:

Loans and receivables includes non-derivative financial assets and liabilities with fixed or determinable payments that are not quoted on an active market. These are recorded initially at fair value, then at amortized cost using the effective interest method.

Held to maturity:

Held to maturity includes non-derivative financial assets with fixed or determinable payments and a fixed maturity, and the Corporation intends and is able to hold to maturity.  These are initially recorded at fair value and subsequently measured at amortized cost using the effective interest method.

Available-for-sale:

Available-for-sale includes non-derivative financial assets that are designated as available-for-sale and that are not classified in any of the previous categories. These are measured at fair value with changes in fair value recognized in other comprehensive income.

(i)	Foreign currency translation:

Revenue and expenses denominated in foreign currencies are translated into Canadian dollars at the exchange rate prevailing at the time of the transaction. Monetary assets and liabilities are translated into Canadian dollars at the year-end exchange rate, whereas non-monetary items are translated at the exchange rate prevailing at the time of the transaction. Gains or losses are recognized in earnings.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

(j)	Future accounting changes:

International Financial Reporting Standards (“IFRS”):

In March 2009, the Canadian Accounting Standards Board reconfirmed in its second omnibus Exposure Draft that Canadian GAAP for publicly accountable enterprises will be replaced by IFRS for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.  Private enterprises, such as the Corporation, have the option to adopt IFRS or the Accounting Standards for Private Enterprises (“ASPE”). The Corporation has chosen to adopt IFRS and, accordingly, these financial statements will be the last prepared by the Corporation under pre-conversion Canadian GAAP, and the conversion to IFRS will be applicable to the Corporation’s reporting for the first quarter of 2011, for which current and comparative information will be prepared under IFRS. The Corporation will also present an opening IFRS statement of financial position, or balance sheet, as at January 1, 2010, the Corporation’s date of transition, as part of the Corporation’s 2011 interim and annual financial statements.

2.	Cash and cash equivalents and marketable securities:

Cash and cash equivalents and marketable securities are comprised of:
	2010	2009
Cash	$ 692	$ 4,729
Treasury bills	-	150
Cash and cash equivalents	$ 692	$ 4,879

Money market funds	14,689	-
Bonds and bond funds	11,195	15,945
Marketable securities	$ 25,884	$ 15,945

The Corporation’s exposure to interest rate risk on its marketable securities is discussed in note 12.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

3.	Clearing fund and Members’ margin deposits:

Cash deposits of Clearing Members are held in the name of the Corporation and are disclosed in the balance sheet under Clearing Members’ cash margin deposits and Clearing fund cash deposits. Government securities, letters of credit and other securities are pledged by the Clearing Members with approved depositories under irrevocable agreements, and Clearing Members may also pledge letters of credit and escrow receipts directly with the Corporation. However, only cash and highly liquid securities are acceptable to cover the Clearing fund contributions.

Clearing fund and margin deposits held by custodians, and of which the Corporation is the beneficiary, that are not included in the balance sheets as at December 31, are as follows:

	2010	2009
Margin deposits:
Government securities, at market value	$ 1,570,978	$ 2,345,588
Letters of credit, at face value	245,328	140,445
Equity securities (to cover short positions), at market value	1,094,863	615,724
	$ 2,911,169	$ 3,101,757

Clearing fund deposits:
Government securities, at market value	$ 264,087	$ 205,055

The market value is determined using the quotes on the market exchange on the last day of the year.

4.	Premises and equipment:

Premises and equipment are comprised of:
		Accumulated	Net book
As at December 31, 2010	Cost	amortization	value

Computers and electronic trading equipment	$ 2,285	$ 2,163	$ 122
Furniture, fixtures and other equipment	203	201	2
Leasehold improvements	883	749	134
	$ 3,371	$ 3,113	$ 258

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

		Accumulated	Net book
As at December 31, 2009	Cost	amortization	value

Computers and electronic trading equipment	$ 2,285	$ 2,032	$ 253
Furniture, fixtures and other equipment	203	199	4
Leasehold improvements	704	651	53
	$ 3,192	$ 2,882	$ 310

5.	Income taxes:

Income tax expense attributable to income differs from the amounts computed by applying the combined federal and provincial income tax rate of 30.18% (2009 – 31.58%; 2008 – 31.82%) to pre-tax income from operations as a result of the following:

	2010	2009	2008
Income before income taxes	$ 5,802	$ 4,147	$ 9,224

Computed expected income tax expense	1,751	1,310	2,935
Impact of changes in substantively enacted income tax rates	_	(24)	135
Provincial tax holiday	(395)	(251)	(509)
Other	(12)	(75)	(12)
	$ 1,344	$ 960	$ 2,549

The income tax provisions for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008

Current income tax expense	$ 1,297	$ 1,015	$ 2,262
Future income tax expense/(benefit)	47	(55)	287
	$ 1,344	$ 960	$ 2,549

The tax effects of temporary differences that give rise to significant portions of the future income tax asset at December 31 are presented below:

	2010	2009
Premises and equipment	$ 27	$ 103
Cumulative eligible capital/intangible assets	715	714
Other temporary differences	28	-
Future income tax asset	$ 770	$ 817

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

6.	Intangible assets:

Intangible assets are comprised of:
			2010			2009
	Gross carrying amount	Accumulated amortization	Net book value	Gross carrying amount	Accumulated amortization	Net book value
Definite life
Capitalized software and software development	$ 62	$ 20	$ 42	$ 62	$ 7	$ 55

7.	Share capital:

	2010	2009
Authorized:
150,000 common voting shares, without par value

Issued:
150,000 common shares	$ 200	$ 200

8.	Commitments:

The Corporation is committed to the rental of office space, under various long-term operating leases, expiring between 2012 and 2020 as follows;

Years ending December 31,	Total
2011	$ 381
2012	328
2013	288
2014	288
2015	288
Thereafter	914
$ 2,487

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

9.	Government assistance:

On April 9, 2001, the ministère des Finances du Québec (the “Ministère”) announced the application of tax measures to support the financial sector in the province of Québec, including, among others, clearing houses such as the Corporation.  These measures provide income tax exemption, capital tax exemption, and an exemption from employer contributions to the Health Services Fund relating to the eligible activities carried out by the Corporation for the period from October 1, 2000 to December 31, 2010.  On June 12, 2003, the Ministère reduced these exemptions by 25%. These exemptions, other than the income tax exemption, totalled approximately $76 in 2010 ($73 and $68 in 2009 and 2008, respectively). This provincial tax holiday was in place until December 31, 2010, and normal statutory rates will be applicable going forward.

10.	Related party transactions:

TSX Inc, a commonly controlled enterprise, and MX provide core technology services to the Corporation through certain services agreements in place between the companies. The SOLA clearing system (“SOLA”) used by the Corporation is licensed from MX on a perpetual basis. SOLA is currently being developed to facilitate repo clearing, scheduled for delivery in 2011.

During the year ended December 31, 2010, pursuant to the services agreement, MX provided personnel, premises and certain other services to the Corporation in the total amount of $3,357 ($3,925 and $2,487 in 2009 and 2008, respectively) recorded at the exchange amount, being the amount established and agreed to by the Corporation. These transactions were undertaken in the normal course of business. The Corporation also paid management fees to MX in the amount of $600 ($600 in both 2009 and 2008). MX also on occasion pays for certain services on behalf of the Corporation which are passed through to the Corporation at no mark-up through the intercompany accounts.

During the year ended December 31, 2010, pursuant to the services agreement, TSX Inc provided personnel, premises and certain other services to the Corporation in the total amount of $822 in 2010 ($164 and $nil in 2009 and 2008, respectively) recorded at the exchange amount, being the amount established and agreed to by the Corporation. These transactions were undertaken in the normal course of business.  TSX Inc also occasionally pays for certain services on behalf of the Corporation which are passed through to the Corporation at no mark-up through the intercompany accounts.

The Corporation charged management fees in the amount of $50 in 2010 ($50 in 2009 and 2008) to the Montreal Climate Exchange Inc., a commonly controlled enterprise.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

11.	Financial instruments:

The Corporation has classified the significant impacts of its financial instruments as follows:

(a)	Financial instruments - carrying values and fair values:

	December 31, 2010
Asset/(Liability)	Designated held for trading	Loans and receivables/ (other financial liabilities)	Carrying amount	Fair value
Cash	$ 692	$ –	$ 692	$ 692
Marketable securities	25,884	–	25,884	25,884
Accounts receivable	–	1,376	1,376	1,376
Daily settlements due from Clearing Members	–	33,524	33,524	33,524
Clearing Members’ cash margin deposits	–	118,703	118,703	118,703
Clearing fund cash deposits	–	40,838	40,838	40,838
Due from related parties	–	24	24	24
Accounts payable and accrued liabilities	–	(919)	(919)	(919)
Daily settlements due to Clearing Members	–	(33,524)	(33,524)	(33,524)
Clearing Members’ cash margin deposits	–	(118,703)	(118,703)	(118,703)
Clearing fund cash deposits	–	(40,838)	(40,838)	(40,838)
Due to related parties	–	(843)	(843)	(843)

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

	December 31, 2009
Asset/(Liability)	Designated held for trading	Loans and receivables/ (other financial liabilities)	Carrying amount	Fair value
Cash	$ 4,879	$ –	$ 4,879	$ 4,879
Marketable securities	15,945	–	15,945	15,945
Accounts receivable	–	1,069	1,069	1,069
Daily settlements due from Clearing Members	–	10,889	10,889	10,889
Clearing Members’ cash margin deposits	–	513,166	513,166	513,166
Clearing fund cash deposits	–	41,353	41,353	41,353
Due from related parties	–	8	8	8
Accounts payable and accrued liabilities	–	(605)	(605)	(605)
Daily settlements due to Clearing Members	–	(10,889)	(10,889)	(10,889)
Clearing Members’ cash margin deposits	–	(513,166)	(513,166)	(513,166)
Clearing fund cash deposits	–	(41,353)	(41,353)	(41,353)
Due to related parties	–	(988)	(988)	(988)

The Corporation has determined that the fair value of its short-term financial assets and liabilities not classified as held for trading approximates their respective carrying amounts as at the balance sheet dates because of the short-term maturity of those instruments.

(b)	Fair value measurement:

The Corporation uses a fair value hierarchy to categorize the inputs used in its valuation of assets and liabilities carried at fair value. The extent of the Corporation’s use of unadjusted quoted market prices (Level 1), models using observable market information as inputs (Level 2) and models using unobservable market information (Level 3) in its valuation of assets and liabilities carried at fair value is as follows:

As at 31 December, 2010
Asset	Fair value measurements using:			Assets at fair value
	Level 1	Level 2	Level 3
Cash and cash equivalents	$ 692	$ -	$ -	$ 692
Marketable securities	25,884	-	-	25,884

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

As at 31 December, 2009
Asset	Fair value measurements using:			Assets at fair value
	Level 1	Level 2	Level 3
Cash and cash equivalents	$ 4,879	$ -	$ -	$ 4,879
Marketable securities	4,922	11,023	-	15,945

There were no significant transfers during the year between Levels 1 and 2.

(c)	Marketable securities:

The investment portfolio includes pooled fund investments managed by an external investment fund manager.  There is no contracted maturity date for the investments.

The Corporation has designated its marketable securities as held-for-trading. At December 31, 2010, these investments have been measured at fair value and unrealized losses of $73 have been reflected in net income in the financial statements for the year ended December 31, 2010 (2009 – unrealized losses of $195).

12.	Risk management:

(a)	Credit risk:

Credit risk is the risk of financial loss to the Corporation associated with a counterparty’s failure to fulfill its financial obligations, and it arises primarily from the Corporation’s investment in marketable securities, accounts receivable and the clearing operations of the Corporation.

(i) Investments in marketable securities

The Corporation manages its exposure to credit risk arising from investments in marketable securities by holding investment funds that actively manage credit risk. The investment policy of the Corporation will only allow excess cash to be invested within a specific money market fund and a specific short term bond and mortgage fund.  The money market fund manages credit risk by limiting its investments to government or government-guaranteed treasury bills, and high-grade corporate notes.  The short term bond and mortgage fund manages credit risk by limiting its investments to high-quality Canadian corporate bonds, government bonds and up to 40% of the fund's net assets in conventional first mortgages and mortgages guaranteed under the National Housing Act (Canada). Corporate bonds held must have a minimum credit rating of BBB by DBRS Limited at the time of purchase.  Mortgages may not comprise more than 40% of the portfolio and must be either multi-residential conventional first mortgages or multi-residential government guaranteed mortgages.  The Corporation does not

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

have any investments in non-bank asset-backed commercial paper. At December 31, 2010, the investment portfolio was comprised of 43% in a short-term bond and mortgage fund and 57% in a money market fund (December 31, 2009 -   71% in Federal and Provincial bonds, and 29% in Corporate and Bank bonds).

(ii) Accounts receivable

The Corporation’s exposure to credit risk resulting from uncollectible accounts is influenced by the individual characteristics of its customers, many of whom are banks and financial institutions. There is no concentration of credit risk attributable to accounts receivable with a single customer.

(iii)	Clearing operations

The Corporation is exposed to the risk of default of its Clearing Members. The Corporation is the central counterparty and guarantor of all transactions carried out on MX’s markets and on the over-the-counter market, when the transaction is cleared through the Corporation. It primarily supports the risk of one or more counterparties, meeting strict financial and regulatory criteria, defaulting on their obligations, in which case the obligations of that counterparty would become the responsibility of the Corporation. This risk is greater if market conditions are unfavourable at the time of the default.

The Corporation’s principal risk management practice is the collection of risk-based margin deposits in the form of cash, letters of credit, equities and liquid government securities. Should a Clearing Member fail to meet a daily margin call or otherwise not honour their obligations under open futures and options contracts, margin deposits would be available to apply against the costs incurred to liquidate the Clearing Member’s positions.

The Corporation’s margining system is complemented by a Daily Capital Margin Monitoring (“DCMM”) process that evaluates the financial strength of a Clearing Member against its margin requirements. Every day the Corporation monitors the margin requirements of a Clearing Member as a percentage of its capital (net allowable assets). CDCC will make additional margin calls when the ratio of margin requirement/net allowable assets exceeds 100%. The additional margin requirement is equal to the excess of the ratio over 100%.

The Corporation also maintains a clearing fund of deposits of cash and securities from all Clearing Members.  The aggregate level of clearing funds required from all Clearing Members must cover the worst loss that the Corporation could face if one counterparty is failing under various extreme but plausible market conditions.  Each Clearing Member contributes to the clearing fund in proportion to its margin requirements. If, by a Clearing

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

Member’s default, further funding is necessary to complete a liquidation, the Corporation has the right to require other Clearing Members to contribute additional amounts equal to their previous contribution to the clearing fund.

The Corporation’s margin deposits and clearing fund deposits are held by approved depositories under irrevocable agreements. This collateral may be accessed by the Corporation in the event of default by a Clearing Member.  As a result of these calculations of Clearing Members exposure at December 31, 2010, the Corporation held margin deposits of $2,911,169 (December 31, 2009 - $3,101,757), and clearing fund deposits of $264,087 (December 31, 2009 – $205,055), primarily in government and equity securities (note 3). These amounts are not included in the Corporation’s balance sheets.

(b)	Market risk:

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates, commodity prices and equity prices will affect the Corporation’s income or the value of its holdings of financial instruments.

(i) Foreign currency risk

The majority of the Corporation’s cash flows and financial assets and liabilities are denominated in Canadian dollars (“CAD”), which is the Corporation’s functional and reporting currency.  The Corporation’s foreign currency risk is limited to a portion of revenue, cash and cash equivalents, accounts receivable and accounts payable denominated in US dollar (“USD”). At December 31, 2010, cash and cash equivalents, accounts receivable and accounts payable include USD 50 (December 31, 2009 – USD 34), which is exposed to changes in the USD - CAD exchange rate. The approximate impact of a 1% rise or fall in the CAD compared to the USD on these exposed balances at December 31, 2010 would have no significant impact on net income.

(ii) Interest rate risk

The Corporation is exposed to interest rate risk on its marketable securities.

The Corporation has established guidelines whereby the objectives are to preserve capital, to keep the investment portfolio liquid and to achieve reasonable returns. The guidelines also stipulate authorized investment vehicles, the acceptable credit rating and their maximum term.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

External investment fund managers have been engaged by the Corporation to manage the asset mix and the risks associated with its marketable securities.  At December 31, 2010 the Corporation held $25,884 in these funds (December 31, 2009 - $15,945). The approximate impact on the carrying value of these investments of a 1% rise and a 1% fall in interest rates is $(277) and $277 respectively.

(iii)	Other market price risk

The Corporation is exposed to other market price risk if a Clearing Member fails to take or deliver derivative products on the contracted settlement date on which the contracted price is less favourable than the current market price.

The Corporation’s measure of total potential exposure, as described previously, includes measures of market risk which are factored into the collateral required from each Clearing Member.

(c)	Liquidity risk:

Liquidity risk is the risk that the Corporation will not be able to meet its financial obligations as they fall due. The Corporation manages liquidity risk through the management of its capital structure and financial leverage.  It also manages liquidity risk by monitoring actual and projected cash flows.  The Board of Directors reviews and approves the Corporation’s operating and capital budgets, as well as any material transactions out of the ordinary course of business, including major investments or divestitures.

In response to the liquidity risks that the Corporation is exposed to through its clearing operations, the Corporation has arranged a total of $50,000 in revolving standby credit facilities with a Canadian Schedule 1 bank to provide liquidity in the event of default by a Clearing Member. Borrowings under the facilities, which are required to be collateralized, bear interest based on the bank’s prime rate plus 0.75%. These facilities have not been utilized since they were first established.

13.	Capital maintenance:

The Corporation’s primary objectives in managing capital, which it defines as including its share capital, include maintaining adequate financial resources to ensure market confidence and to support operations while maintaining business growth.

The current economic conditions have not changed the Corporation’s objectives, policies or processes for managing capital.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

14.	Comparative figures:

Certain comparative figures have been reclassified to conform to the financial presentation adopted in the current period.

15.	Subsequent events:

In January, 2011, the Corporation arranged additional credit facilities.  A $100 million daylight liquidity facility and a $50 million call loan facility were signed with a Canadian Schedule 1 bank. The Corporation has not drawn on either facility.

16.	Reconciliation of Canadian generally accepted accounting principles to those of the United States:

The Corporation’s financial statements were prepared in accordance with Canadian GAAP. The principal differences between Canadian GAAP and US GAAP are presented below. We have not included our Statement of Cash Flows as the differences are immaterial.

(i)	Push-down accounting:

US GAAP, as applied to entities filing their financial statements with the United States Securities and Exchange Commission, require that purchase price allocations arising from certain types of business combinations be pushed down to the subsidiary level, which differs from Canadian GAAP.

On May 1, 2008, TMX Group Inc. acquired 100% of the outstanding common shares of MX, the Corporation’s parent. For US GAAP purposes, the portion of the aggregate estimated purchase price paid by TMX Group Inc. that was allocated to the Corporation was $329,093, and this was allocated to the fair value of the Corporation’s assets acquired and liabilities assumed as follows:

Net assets acquired
Current assets	$ 206,534
Premises and equipment	767
Future income tax asset	886
Intangible assets	328,988
Goodwill	74,890
Net tangible and intangible assets acquired	612,065
Less liabilities assumed:
Current liabilities	193,382
Future income tax liability	89,590
Total net assets acquired	$ 329,093

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

Details of the goodwill and intangible assets created as part of the acquisition and relating to the Corporation are as follows:

Asset	Amortization Period	Amount

Goodwill	n/a	$ 74,890

Indefinite life intangible assets:
Derivative products	Not amortized	285,355
Trade names	Not amortized	6,925

Definite life intangible assets:
Trading participants	30 years	36,182
Open interest	6 months	526
Total goodwill and intangible assets		$ 403,878

The principal adjustments, taking into account the allocation of the purchase price, were:

(a)           an increase in intangible assets of $328,988;

(b)           an increase in future tax liabilities of $89,590;

(c)           an increase in goodwill of $74,890;

(d)           an increase in contributed surplus of $314,288.

Under US GAAP, during the year ended December 31, 2010, the Corporation has recognized an increase in amortization expense on intangibles of $1,392 (2009 - $1,392), and an increase in future income tax recovery of $2,774 (2009 - $3,458) related to the acquisition.

(ii)	Investments:

US GAAP requires securities to be classified as either held for trading, held to maturity or available for sale. Until December 31, 2006, the Corporation had classified all investments as available for sale under US GAAP, which are carried on the balance sheet at their fair value. Other-than-temporary declines in the fair value of available for sale securities are recognized in US GAAP earnings based on market values; declines in fair values are generally presumed to be other than temporary if they have persisted over several quarters. The unrealized gains and losses on available for sale securities, net of related income taxes, are recorded in other comprehensive income until realized.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

Beginning January 1, 2007, and in order to harmonize the US GAAP treatment of investments with the then new Canadian accounting standards for financial instruments, the Corporation has classified all new investments as being held for trading, which are carried on the balance sheet at fair value with changes in fair value being recorded in earnings in the periods in which they occur. Fair value is determined based on quoted market values. There are no differences between Canadian GAAP and US GAAP for investments purchased after January 1, 2007.

During the year, all securities which had been classified as available for sale up to December 31, 2006, were sold. As a result, this difference between Canadian GAAP and US GAAP will not apply going forward. In 2010, cumulative losses related to these investments and previously recognized in accumulated other comprehensive income were recognized in net income. As at December 31, 2009, the unrealized loss on securities classified as available for sale up to December 31, 2006, totals $1 (unrealized gain of $13 in 2008), and the related future income tax liability is $nil (a liability of $3 in 2008).

The use of US GAAP would have had the following effects on net earnings:

	2010	2009	2008

Net earnings in accordance with Canadian GAAP	$ 4,458	$ 3,187	$ 6,675
Amortization of intangibles following push-down basis of accounting (i)	(1,392)	(1,392)	(1,330)
Unrealized (gain) loss on available for sale securities (ii)	-	14	(27)
Recognition of cumulative unrealized losses on derecognized available-for-sale investments (ii)	(1)	-	-
Future income taxes	2,774	3,455	364

Net earnings in accordance with US GAAP	$ 5,839	$ 5,264	$ 5,682

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements
(in thousands of dollars, except the number of shares)

Years ended December 31, 2010, 2009, and 2008

The use of US GAAP would have had the following cumulative effects on the shareholder’s equity as reported:

		2010		2009
	Canada	United States	Canada	United States

Capital stock	$ 200	$ 200	$ 200	$ 200
Contributed surplus (i)	-	314,288	-	314,288
Retained earnings	26,666	29,141	22,208	23,302
Accumulated other comprehensive (loss) income	-	-	-	(1)

The use of US GAAP would have had the following effects on the other comprehensive income:

	2010	2009	2008

Net earnings, in accordance with US GAAP	$ 5,839	$ 5,264	$ 5,682

Gain (loss) on available for sale securities	-	(14)	27
Cumulative unrealized losses on derecognized available-for-sale investments	1	-	-
Future income taxes	-	3	(7)
Other comprehensive income (loss)	1	(11)	20

Comprehensive income in accordance with US GAAP	$ 5,840	$ 5,253	$ 5,702

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-20 and has duly caused this Post-Effective Amendment No. 33 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Quebec on March 30, 2011.

Canadian Derivatives Clearing Corporation

By: /s/ Glenn Goucher
Glenn Goucher President and Chief Clearing Officer

Pursuant to the requirements of the Securities Act of 1933, the Authorized Representative has duly caused this Post-Effective Amendment No. 33 to the registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Corporation in the United States, on March 30, 2011.

Canadian Derivatives Clearing Corporation (U.S.A.) Inc.

By: /s/ Glenn Goucher
Glenn Goucher President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 33 to the registration statement has been signed by the following persons in the capacities listed on March 30, 2011.

Signature	Title

/s/ Glenn Goucher Glenn Goucher	President, Chief Clearing Officer and Director (principal executive officer)

/s/ Michael Vivaldi Michael Vivaldi	Treasurer (principal financial officer) (principal accounting officer)
/s/ Maire-Claude Beaulieu Marie-Claude Beaulieu	Chairperson of the Board
/s/ Peter Copestake Peter Copestake	Director
/s/ Alain Miquelon Alain Miquelon	Managing Director of the Board
/s/ Thomas A. Kloet Thomas A. Kloet	Director
/s/ Claude Turcot Claude Turcot	Director

LIST OF EXHIBITS

Exhibit	Description
5	Opinion and Consent of the General Counsel of the Corporation
23	Consent of KPMG LLP